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                                                                   EXHIBIT 10.1

                          EXCLUSIVE LICENSE AGREEMENT

                                    between

                                EMORY UNIVERSITY

                                      and

                       MEDICAL SAFETY TECHNOLOGIES, INC.

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                               TABLE OF CONTENTS


ARTICLE 1.   DEFINITIONS..............................................   3

ARTICLE 2.   GRANT OF LICENSE.........................................   4

ARTICLE 3.   ROYALTIES AND OTHER PAYMENTS.............................   5

ARTICLE 4.   REPORTS AND ACCOUNTING...................................   5

ARTICLE 5.   PAYMENTS..................................................  6

ARTICLE 6.   DEVELOPMENT AND MARKETING PROGRAM.........................  7

ARTICLE 7.   PATENT PROSECUTION........................................  7

ARTICLE 8.   INFRINGEMENT..............................................  7

ARTICLE 9.   EXCLUSION OF WARRANTIES AND INDEMNIFICATION...............  8

ARTICLE 10.  CONFIDENTIALITY...........................................  9

ARTICLE 11.  TERM AND TERMINATION.....................................  10

ARTICLE 12.  ASSIGNMENT...............................................  11

ARTICLE 13.  MISCELLANEOUS............................................  11

ARTICLE 14.  NOTICES..................................................  12

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THIS LICENSE AGREEMENT is made and entered into as of this 30th day of
December, 2003 ("Effective Date") by and between EMORY UNIVERSITY, a nonprofit Georgia corporation with offices located at 1380 South Oxford Road, N.E., Atlanta, Georgia 30322, (hereinafter referred to as "EMORY") and MEDICAL SAFETY TECHNOLOGIES, INC., a corporation located at 202 South Wheeler Street, Plant City, Florida 33563(hereinafter referred to as "LICENSEE").

                                   WITNESSETH
         WHEREAS, EMORY is the assignee of all right, title, and interest in inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and

         WHEREAS, Arnold Berry, as an employee of Emory, developed an invention known as "Medical Procedure Kit with Individual Angularly-Presented Compartments", Emory File No. 92019, (hereinafter "Invention"); and

         WHEREAS, LICENSEE represents that it has the necessary expertise and will, as appropriate, to acquire the necessary resources to fully develop, obtain approval for, and market medical products based upon the inventions claimed in the above referenced patent applications; and

         WHEREAS, EMORY wants to have such inventions developed, commercialized, and made available for use by the public.

         NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

                             ARTICLE 1. DEFINITIONS

         The following terms as used herein shall have the following meaning:

         1.1 "Affiliate" shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with LICENSEE. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or controls at least fifty (50%) percent of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty (50%) percent of the voting stock of the other corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable. Unless otherwise specified, the term LICENSEE includes Affiliates.

         1.2 "Agreement" or "License Agreement" shall mean this Agreement, including all APPENDICES attached to this Agreement.

         1.3      "Dollars" shall mean United States dollars.

         1.4      "EMORY" shall mean Emory University.

         1.5      "Field of Use" shall mean receptacles for sharps.

         1.6      "Inventors" shall mean Arnold Berry.

         1.7 "Indemnitees" shall mean the inventors, EMORY, its directors, employees and students, and their heirs, executors, administrators, successors and legal representatives.

         1.8 "Licensed Patents" shall mean United States Patent No. 5,462,163 entitled "Safe Receptacle for Sharps".


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         1.9      "Licensed Product(s)" shall mean any products, services, or processes covered by the Licensed Patents or utilizing Licensed Technology.

         1.10 "Licensed Technology" shall mean all technical information, data, know-how, trade secrets, designs, specifications, models, materials and methods known to Inventors as of the Effective Date and disclosed or transferred to Licensee in connection with this Agreement, provided that such technical information and data is useful or required for the manufacture, use, development, or sale of any Licensed Product.

         1.11     "Licensed Territory" means the world.

         1.12 "Net Selling Price" of Licensed Products shall mean the gross selling price paid by a purchaser of a Licensed Product to LICENSEE or sublicensee, or any other party authorized by LICENSEE to sell Licensed Products (net of discounts, sales, or other similar taxes, and allowances) and, if applicable, the value of all properties and services received in consideration of a Sale of a Licensed Product, less only returns which are accepted by LICENSEE from unrelated purchasers in accordance with LICENSEE's normal practice and for which LICENSEE gives credit to such purchasers. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price billed by LICENSEE in consideration of the Sale of comparable Licensed Products during the three (3) month period immediately preceding such Sale, without reduction of any kind.

         1.13 "Sale" or "Sold" shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise by LICENSEE, its Affiliates, sublicensees or any third party authorized by LICENSEE to make such sale, transfer, exchange or disposition including, but not limited to, the use of Licensed Products by LICENSEE, or any other person or entity authorized to use Licensed Products by LICENSEE. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of, whether by gift or otherwise, when such transfer, exchange, gift, or other disposition occurs.

                          ARTICLE 2. GRANT OF LICENSE

         2.1 Grant. EMORY hereby grants to LICENSEE an exclusive license to practice Licensed Patents and Licensed Technology, and to make, use, and sell Licensed Products, in the Field of Use in the Licensed Territory during the term of this Agreement.

         2.2 Government Rights. The license granted in Section 2.1 is conditional upon and subject to rights retained by the United States Government in invention developed by non-profit institutions with the support of federal funds.

         2.3 Retained License. The license granted in Section 2.1 above is further conditional upon and subject to a right and license retained by EMORY on behalf of itself, and EMORY research collaborators to make, use and transfer Licensed Products and practice Licensed Technology for research or educational purposes only.

         2.4 Sublicenses. LICENSEE may grant Sublicenses to a Sublicensee, subject to the terms of this paragraph. LICENSEE shall remain responsible to EMORY for the payment of all fees and royalties due


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under this Agreement, whether or not such payments are made to LICENSEE by its
Sublicensees. Each Sublicense agreement shall:

         (i) incorporate by reference the terms and conditions of this Agreement,
         (ii) be consistent with the terms and conditions of this Agreement,
         (iii) prohibit further sublicensing by the Sublicensee of rights granted by the Sublicense,
         (iv) include a provision requiring the Sublicensee to indemnify Emory and maintain liability coverage to the same extent that LICENSEE is so required pursuant to Section 9.3 of this Agreement.

         2.5 No Implied License. The license and rights granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Technology.

                    ARTICLE 3. ROYALTIES AND OTHER PAYMENTS

         3.1 License Fee. LICENSEE shall pay EMORY a License Fee in the amount of $13,000 upon the execution of this Agreement. Should LICENSEE fail to make this License Fee payment to EMORY within thirty days, this agreement shall be null and void.


         3.2      Royalties. LICENSEE shall pay EMORY the following royalties:
(i) Three percent (3%) of Net Sales of Licensed Products

         3.3 Sublicense Fees. LICENSEE shall pay EMORY fifty percent (50%) of all payments or other consideration received by LICENSEE from its sublicensees.

         3.4 Minimum Royalties. LICENSEE shall pay EMORY a Minimum Royalty Payment in accordance with the following table:

          Year                                      Minimum Payment
                                                    (creditable)

          1st                                          $   0
          2nd                                          $   5,000
          3rd                                          $   7,500
          4th                                          $ 10,000
          5th plus each year thereafter until the      $ 15,000
          end of the patent life

Minimum Royalty Payments shall be due at the commencement of each year of the License Agreement, and are fully creditable against royalties to be paid during the following twelve-month period. For avoidance of doubt, the first Minimum Royalty Payment of $5,000, covering 2nd year royalties, will be due on the first (i.e., one-year) anniversary of the Effective Date.

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                       ARTICLE 4. REPORTS AND ACCOUNTING

         4.1 Royalty Reports. During the term of this Agreement, LICENSEE shall furnish to EMORY written reports setting forth the following information:

         (i) the gross selling price of all Licensed Products Sold by LICENSEE and sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price;
         (ii)     the royalties payable in Dollars;
         (iii) a summary of all reports provided to LICENSEE by LICENSEE'S Sublicensees;
         (iv) the amount of any consideration received by LICENSEE from Sublicensees and an explanation of the contractual obligation satisfied by such consideration; and

Reports shall be made semiannually until the first Sale of a Licensed Product and quarterly thereafter. Semiannual reports shall be due within thirty (30) days of the close of every second and fourth LICENSEE fiscal quarter. Quarterly reports shall be due within thirty (30) days of the close of every LICENSEE fiscal quarter. LICENSEE shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. LICENSEE'S Sublicensees shall have, and shall be notified by LICENSEE that they have, the option of making any royalty payment directly to EMORY.

         4.2 Right to Audit. EMORY shall have the right, upon prior notice to LICENSEE, not more than once in each LICENSEE fiscal year, through an independent public accountant selected by EMORY and acceptable to LICENSEE, which acceptance shall not be unreasonably refused, to have access during normal business hours of LICENSEE as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by LICENSEE pursuant to Section 5.1 of the Agreement. LICENSEE shall include in any sublicenses granted pursuant to this Agreement, a provision requiring the sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by EMORY'S independent public accountant. If such independent public accountant's report shows any underpayment of royalties by LICENSEE, its Affiliates or sublicensees, within thirty (30) days after LICENSEE'S receipt of such report, LICENSEE shall remit or shall cause its sublicensees to remit to EMORY:

         (i)      the amount of such underpayment; and

         (ii) if such underpayment exceeds five (5%) percent of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent public accountant performing the audit. Otherwise, EMORY's accountant's fees and expenses shall be borne by EMORY. Any overpayment of royalties shall be fully creditable against future royalties payable in any subsequent royalty periods.

         4.3 Confidentiality of Records. All information subject to review under this Article 4 shall be confidential. Except where provided by law, EMORY and its accountant shall retain all such information in confidence.

         4.4 Progress Reports. LICENSEE shall, no less frequently than once every twelve months until a Licensed Product has been Registered, provide EMORY with a written report detailing LICENSEE's or Sublicensee's activities related to developing Licensed Products. Such reports shall incorporate sufficient detail regarding the amount and use of research and development funds to enable EMORY to verify LICENSEE'S compliance with the diligence requirements set forth in Section 6 of this Agreement.


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                              ARTICLE 5. PAYMENTS

         5.1 Payments. Royalties and sublicense fees payable to EMORY as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such Royalty Report is due. Payments of royalties in whole or in part may be made in advance of such due date.

Payments should be directed to the following address:

         Attention:  Director
         Emory University
         Office of Technology Transfer
         1784 North Decatur Road, Suite 130
         Atlanta, GA 30322

Any payment in excess of one hundred thousand ($100,000.00) dollars shall be made by wire or transferred to an account of EMORY designated by EMORY from time to time; provided, however, that in the event that EMORY fails to designate such account, LICENSEE and Sublicensees may remit payment to EMORY to the address provided above.

         5.2 Interest. Royalties and other payments required to be paid by LICENSEE pursuant to this Agreement shall, if overdue, bear interest at the lesser of the maximum applicable legal rate of interest on overdue commercial accounts or a per annum rate of ten (10%) percent until paid. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is overdue.

                  ARTICLE 6. DEVELOPMENT AND MARKETING PROGRAM

         6.1 Diligence Obligations. LICENSEE shall directly, or in collaboration with Sublicensees, use its commercially reasonable efforts to bring Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to LICENSEE and to create, supply, and service in the Licensed Territory as extensive a market as possible. In no instance shall LICENSEE's best efforts be less than efforts customary in LICENSEE's industry. LICENSEE shall present a business plan to EMORY within six months of the Effective Date.

                 ARTICLE 7. PATENT PROSECUTION AND MAINTENANCE

         7.1 Prosecution and Maintenance of Licensed Patents. The maintenance of the Licensed Patents shall be the primary responsibility of EMORY. LICENSEE shall reimburse EMORY for all out-of-pocket fees, costs, and expenses during the term of this Agreement paid or incurred by EMORY associated with maintaining the Licensed Patents in the Licensed Territory. LICENSEE shall deliver such reimbursement to EMORY within thirty (30) days after EMORY notifies LICENSEE from time to time of the amount of such fees, costs, and expenses that have been paid or incurred by EMORY.

         EMORY shall keep LICENSEE informed as to all developments with respect to Licensed Patents. LICENSEE shall be afforded reasonable opportunities to advise EMORY and cooperate with EMORY in such prosecution and maintenance. If LICENSEE should fail to make timely reimbursement for patent expenses incurred under this paragraph as required in Article 3.6 of this Agreement, EMORY, in addition to its other remedies under the Agreement, shall have no further obligation to prosecute or maintain the Licensed Patents. LICENSEE, upon ninety
(90) days advance written notice to EMORY, may advise EMORY that it no longer wishes to pay expenses for maintaining one or more Licensed Patents. EMORY may, at its option,


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elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed. If EMORY elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder.

                            ARTICLE 8. INFRINGEMENT

         If either LICENSEE or EMORY becomes aware of a product made, used or sold in the Licensed Territory, which it believes infringes a Licensed Patent, the party obtaining such knowledge shall promptly advise the other party of all relevant facts and circumstances pertaining to the potential infringement. LICENSEE shall have the right to enforce any patent rights against such infringement, at its own expense. EMORY shall cooperate with LICENSEE in such effort, at LICENSEE'S expense, including being joined as a party to such action, if necessary. Any damages or costs recovered in connection with any action filed by LICENSEE hereunder which exceed LICENSEE'S out-of-pocket costs and expenses of litigation, shall be deemed to be the proceeds of Sales of Licensed Products in the fiscal quarter received by LICENSEE, and royalties shall be payable by LICENSEE to EMORY thereon in accordance with the terms of this Agreement.

         If LICENSEE shall fail, within one hundred twenty (120) days after receiving notice from EMORY of a potential infringement, or providing EMORY with notice of such infringement, to either (a) terminate such infringement or
(b) institute an action to prevent continuation thereof and, thereafter to prosecute such action diligently, or if LICENSEE notifies EMORY that it does not plan to terminate the infringement or institute such action, then EMORY shall have the right to do so at its own expense. LICENSEE shall cooperate with EMORY in such effort including being joined as a party to such action if necessary. EMORY shall be entitled to retain all damages or costs awarded to EMORY in such action.

             ARTICLE 9. EXCLUSION OF WARRANTIES AND INDEMNIFICATION

         9.1 Merchantability and Exclusion of Warranties. LICENSEE possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, Licensed Products and Licensed Technology to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents, Licensed Products and Licensed Technology. ACCORDINGLY, EMORY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

         9.2 No Liability. EMORY shall not be liable to LICENSEE or LICENSEE'S Affiliates, customers or sublicensees for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

         9.3 Indemnification. LICENSEE shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys' fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by LICENSEE'S or LICENSEE'S contractors, agents, or Sublicensees manufacture, testing, design, use, Sale, or labeling of any Licensed Products. LICENSEE'S obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

         9.4 Insurance Without limiting LICENSEE'S indemnity obligations under the preceding paragraph, LICENSEE shall, prior to any clinical trial or Sale of any Licensed Product, procure and maintain


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commercial general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate. Furthermore, this insurance policy shall:

         (i) insure Indemnitees for all claims, damages, and actions mentioned in Section 9.3 of this Agreement;

         (ii) include a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

         (iii) require the insurance carrier to provide EMORY with no less than thirty (30) days' written notice of any change in the terms or coverage of the policy or its cancellation; and

         (iv) be maintained at least ten years beyond the expiration or termination of this Agreement, provided that during the term of the Agreement, a Licensed Product is Sold.

         9.5      Notice of Claims. LICENSEE shall promptly notify
EMORY of all claims involving the Indemnitees and shall advise EMORY of the policy amounts that might be needed to defend and pay any such claims.

                          ARTICLE 10. CONFIDENTIALITY

         10.1 Treatment of Confidential Information. Except as otherwise provided hereunder, during the term of this Agreement and for a period of five
(5) years thereafter:

                  (i) LICENSEE and sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by EMORY to LICENSEE under this Agreement and marked as proprietary;

                   (ii) EMORY shall retain in confidence and use only for purposes of this Agreement any written information and data supplied by LICENSEE or on behalf of LICENSEE to EMORY and marked as proprietary under this Agreement.

         For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "Information."

         10.2 Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Information to its Sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:

                  (i) to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential;

                  (ii) to use the Information only for such purposes as such parties are authorized to use the Information.

         Each party or its Sublicensees may disclose Information to the government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and enforcement of patents, or authorizations to conduct clinical trials or commercially market Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement.

         10.3 Release from Restrictions. The obligation not to disclose Information shall not apply to any part of such Information that:

                  (i) is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Information; (for purposes of this Article 11 the "receiving party") or its Sublicensees in contravention of this Agreement;

                  (ii) is disclosed to the receiving party or its sublicensees by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party under this Agreement; or

                  (iii) prior to disclosure under this Agreement, was already in the possession of the receiving


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party, its Sublicensees, provided that such Information was not obtained directly or indirectly from the other party under this Agreement; or

                  (iv) results from research and development by the receiving party or its Sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing such information have not had exposure to the information received from the disclosing party; or

                  (v) is required by law to be disclosed by the receiving party, provided that the receiving party uses its best efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

                  (vi) LICENSEE and EMORY agree in writing may be disclosed.

                        ARTICLE 11. TERM AND TERMINATION

         11.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the effective date hereof and shall continue in full force and effect until the expiration of the Licensed Patents.

         11.2 Termination. EMORY shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events, provided that EMORY has given LICENSEE the notice required in Section 11.3 and LICENSEE has failed to cure the breach described in such notice:

         (a) failure of LICENSEE to make any payment required pursuant to this Agreement when due;

         (b) failure of LICENSEE to render reports to EMORY as required by this Agreement; or

         (c)      lack of diligence in commercialization as set forth in
Section 6.

         (d) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law; or

         (e) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

         (f) placement of LICENSEE'S assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of in involuntary bankruptcy proceeding, which is contested by LICENSEE, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

         (g) a decision by LICENSEE or LICENSEE'S assignee of rights under this Agreement to quit the business of developing or selling Licensed Products; or

         (h) the breach by LICENSEE of any other material term of this Agreement.

         11.3 Exercise. EMORY may exercise its right of termination by giving LICENSEE, its trustees, receivers or assigns, thirty (30) days' prior written notice of EMORY's election to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless LICENSEE has cured the breach. Such notice and termination shall not prejudice EMORY's right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by LICENSEE.

         11.4 Failure to Enforce. The failure of EMORY, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of EMORY thereafter to enforce each and every such provision of this Agreement.

         11.5 Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement upon the occurrence of either of the following events:

                  (a) the breach of a material term of this Agreement by EMORY; or

                  (b) upon LICENSEE'S convenience and written notice of such termination given to EMORY at least sixty (60) days prior to the date of such termination.


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         11.6     Exercise. LICENSEE may exercise its right of termination
pursuant to Section 11(5)(a), by giving EMORY thirty (30) days' prior written notice of LICENSEE'S election to terminate. The notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless EMORY has cured the breach. Such notice of termination shall not prejudice any cause of action or claim of LICENSEE accrued or to accrue on account of any breach or default by EMORY.

         11.7 Effect. If this Agreement is terminated as a result of LICENSEE'S breach pursuant to Section 11.2, or in accordance with Section 11.5(b), LICENSEE shall return, or at EMORY's direction, destroy, all data, writings and other documents and tangible materials supplied to LICENSEE by EMORY. LICENSEE shall further, upon EMORY's request and with no need for additional consideration, assign all of LICENSEE'S rights in any Licensed Patents to EMORY and provide EMORY with full and complete copies of all toxicity, efficacy, and other data generated by LICENSEE or LICENSEE'S Affiliates, sublicensees, contractors or agents in the course of LICENSEE'S efforts to develop Licensed Products or obtain governmental approval for the Sale of Licensed Products. EMORY shall be authorized to provide data pertaining to the Licensed Patents and Licensed Technology to any third party with a bona fide interest in licensing such technology. Such data shall be provided on a confidential basis, provided, however, that if such third party concludes a license with EMORY, such third party shall be free to use such data for all purposes, including to obtain government approvals to sell products. LICENSEE shall cooperate (but shall not be required to incur any expense) with any such third parties in pursuing governmental approval to sell any product covered by any patent application or issued patent (which was formerly a Licensed Patent) licensed by EMORY to such third party.

         11.8 Notice of Bankruptcy. The LICENSEE must inform EMORY of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty
(30) days prior to filing such a petition. A party's filing for bankruptcy without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

                             ARTICLE 12. ASSIGNMENT

         LICENSEE may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with the transfer of all, or substantially all, of the business interests of LICENSEE to which this Agreement relates. It is understood and agreed that the LICENSEE, along with this Agreement, intends to be acquired by E Med Future, Inc., a Nevada corporation, as soon as practicable following the execution of this Agreement. Emory's written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of LICENSEE'S rights or obligations under this Agreement. The recipient of LICENSEE's rights and obligations under this Agreement shall pay EMORY an Assignment Fee of one hundred thousand dollars ($100,000). This fee will be waived if LICENSEE has met its obligations under Section 11.8.

                           ARTICLE 13. MISCELLANEOUS

         13.1 Arbitration. Any disputes regarding LICENSEE'S failure to meet its diligence obligations in accordance with Article 6 of this Agreement shall be resolved through arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization's rules for commercial arbitration. Any hearings shall be held in Atlanta, Georgia.

         13.2 Export Controls. LICENSEE acknowledges that EMORY is subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions and other commodities and that EMORY's obligations under this Agreement are contingent upon compliance with


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applicable United States export laws and regulations. The transfer of technical data, biological materials, chemical compositions and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall issue.

         13.3 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, use, Sale, labeling or distribution of Licensed Products and shall not take any action which would cause EMORY or LICENSEE to violate any laws or regulations.

         13.4 Independent Contractor. LICENSEE'S relationship to EMORY shall be that of a licensee only. LICENSEE shall not be the agent of EMORY and shall have no authority to act for, or on behalf of, EMORY in any matter. Persons retained by LICENSEE as employees or agents shall not, by reason thereof, be deemed to be employees or agents of EMORY.

         13.5 Patent Marking. LICENSEE shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

         13.6 Use of Names. LICENSEE shall obtain the prior written approval of EMORY prior to making use of the name of any EMORY employee or the name EMORY for any commercial purpose.

         13.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.

         13.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

         13.9 Entire Agreement. This Agreement constitutes the entire agreement between EMORY and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

         13.10 Survival. Articles 9 and 10 shall survive termination of this Agreement for any reason. Section 11.7 shall survive termination pursuant to
Section 11.2 or 11.5(b).

         13.11 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.


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

         13.12 Force Majeure. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

                              ARTICLE 14. NOTICES

         All notices, statements, and reports required to be given by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of five (5) days after deposit in a lawful mail depository in the country of residence of the party giving the notice, registered or certified postage prepaid, and addressed as follows:

To EMORY:                              Emory University
                                       Attn: Director
                                       Office of Technology Transfer
                                       1784 North Decatur Road, Suite 130
                                       Atlanta, Georgia 30322

To LICENSEE, before the Acquisition by E-Med Future, Inc:
                                       Medical Safety Technologies, Inc.
                                       Attn: Sam Reiber, President
                                       202 South Wheeler Street
                                       Plant City, Florida, 33563

To LICENSEE, after the Acquisition by E-Med Future, Inc.:

                                       E-Med Future, Inc.
                                       Mr. Robert J. Oschsendorf, President
                                       794 Morrison Road, Suite 911
                                       Columbus, OH 43230

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgement by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.


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

         IN WITNESS WHEREOF, EMORY and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated below.


EMORY UNIVERSITY:                           MEDICAL SAFETY TECHNOLOGIES, INC.

By:                                         By:
   ----------------------------------            -------------------------------
Name:    Todd T. Sherer                     Name:    Sam Reiber

Title:   Assistant Vice-President and       Title:   President
         Director, OTT

Date:                                       Date:
     --------------------------------            -------------------------------

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